Exhibit 10.1

CLOSING TERMS ADDENDUM

The following are closing terms related to completing the asset purchase under the terms of the Asset Purchase Agreement between BLSCH Acquisition, LLC (“Purchaser”) and Blendedschools.net (“Seller) dated November 25, 2013 (the “Agreement”):

1. All defined terms below shall have the same meaning as the defined terms in the Agreement unless otherwise provided.

2. The Closing Date shall be treated as of May 30, 2014 (the “Closing Date”).

3. Seller will provide Purchaser with access to Seller’s books and records after the Closing Date to allow Purchaser to complete an audit of Seller’s financial statements in order to allow Purchaser to report Seller’s financial results to the SEC.  Seller agrees to provide Purchaser with full access to all documents needed for the timely completion of the audit. The Purchaser will assume all expenses associated with this audit.

4. Seller shall retain its cash balance of $235,015.95 as of May 30, 2014 (the “Retained Cash”). Additionally, Purchaser shall wire to an account designated by Seller the sum of $53,812.97 on or before June 6, 2014. Said amount, plus the $50,000.00 Additional Reserve Amount discussed in Sections 7 and 8, represent the balance of the Purchase Price owed to Seller.

5. Purchaser shall assume in full and shall promptly satisfy the following debts of Seller owed as of the Closing Date (the “Assumed Liabilities”):

Description	Amount
Accounts Payable per previously provided schedule	$ 278,890.90
Babst Calland (Estimated)	3,250.00
May Vacation for Seller Employees	1,942.53
IU Salaries & Vacation to 5/31	23,370.75
IU Monthly Invoice for May (Estimated.)	38,361.29
Kish Bank Line of Credit	100,371.56
TOTAL	$ 446,187.03

Purchaser will provide Seller with proof of satisfaction of said debts immediately upon payment of each debt. Seller provides no warranties or representations that the Kish Bank Line of Credit can be assumed by Purchaser. Purchaser agrees to obtain written approval from Kish Bank to assume in full Seller’s Line of Credit on or before June 15, 2014, and to provide documentation of said approval to Seller by said date. In the event Seller cannot obtain approval from Kish Bank to assume Seller’s Line of Credit, Purchaser shall pay the then current amount due on the Line of Credit in full on or before June 30, 2014, and said Line of Credit shall be immediately closed. Seller agrees it will not use the Line of Credit from the Closing Date forward. The listing of the Assumed Liabilities above shall not be deemed to limit or supersede the assumption of other liabilities as required under Section 1.3 of the Asset Purchase Agreement.

6.  Purchaser agrees to indemnify and hold Seller harmless from the Assumed Liabilities set forth above in accordance with the terms of Section 7.3 of the Asset Purchase Agreement.

7. Seller shall be entitled to object to any claim by a creditor included in the Assumed Liabilities and Purchaser will obtain Seller’s consent prior to satisfying obligations to any such creditor. If the actual amount of the Assumed Liabilities as of the Closing Date paid by Purchaser is less than $446,187.03,

Purchaser shall remit to Seller an amount equal to the difference between the Assumed Liabilities in the amount of $446,187.03 and the amount actually paid by Purchaser to satisfy in full those Assumed Liabilities. In the event that Purchaser is required to pay more than $446,187.03 for the Assumed Liabilities listed above (the “Excess Assumed Liabilities”), the Excess Assumed Liabilities up to $50,000.00 (the “Additional Reserve Amount”) shall be paid by Purchaser upon mutual agreement of Purchaser and Seller that said debt is valid and due.

8. Upon mutual written agreement of Purchaser and Seller that said debt is valid and due, Purchaser shall pay any debts of Seller due as of the Closing Date, but not listed as an Assumed Liability in Paragraph 5 above, which amount, along with the Excess Assumed Liabilities, does not exceed the Additional Reserve Amount.  The balance of the Additional Reserve Amount, after payment of any debts required to be paid under Sections 7 and 8, shall be paid in full by Purchaser to Seller no later than ninety (90) days after the Closing Date.

9. Purchaser and Seller agree to execute all necessary documents to complete the asset sale, including, but not limited to, the Bill of Sale and service contract whereby Purchaser shall provide services on behalf of Seller for contracts in which consents to assignment have not been obtained as of the Closing Date. All necessary documents shall be executed on or before June 2, 2014.

10. In the event of a conflict between the terms of the Asset Purchase Agreement and this agreement, the terms of this agreement shall be deemed to control. Otherwise, the terms of the Asset Purchase Agreement remain in full force and effect.

11. As of the day following the Closing Date, Purchaser’s designated representative shall be entitled to operate all aspects of the Seller’s business and maintain possession and control over the Purchased Assets and shall be entitled to all revenues and responsible for satisfaction of all expense of the Seller’s business as represented by the Purchased Assets.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first above written.

BLSCH Acquisition, LLC By:/s/ Maurine A. Findley Print Name: Maurine A. Findley Its: Chief Financial Officer Date: 5/29/14	Blendedschools.net By: /s/ C. Gregory Hoover Print Name: C. Gregory Hoover Its: President Date: 5/30/14